Exhibit 5.1

[STUBBS ALDERTON & MARKILES, LLP LETTERHEAD]

June 29, 2006

IRIS International, Inc.

9172 Eaton Ave.

Chatsworth, California 91311

Re:	IRIS International, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by IRIS International, Inc., a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), 381,325 shares of Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the “Shares”). The Shares consist of: (i) 272,375 shares of issued and outstanding Common Stock; and (ii) 108,950 shares of Common Stock that may be issuable as an earn-out payment pursuant to the terms of that certain Merger Agreement, dated April 3, 2006, by and among Leucadia Technologies, Inc., IRIS Molecular Diagnostics, Inc. and Thomas H. Adams, Ph.D. (the “Merger Agreement”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that (i) the 272,375 Shares of issued and outstanding Common Stock have been duly authorized, and are validly issued, fully paid and non-assessable; and (ii) the 108,950 shares of Common Stock that may be issuable as an earn-out payment pursuant to the terms of the Merger Agreement have been duly authorized and upon issuance in conformity with and pursuant to the Merger Agreement, such Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/s/ Stubbs Alderton & Markiles, LLP
STUBBS ALDERTON & MARKILES, LLP